Exhibit 99.1

Calgon Carbon Announces Third Quarter Results

PITTSBURGH--(BUSINESS WIRE)--November 3, 2011--Calgon Carbon Corporation (NYSE: CCC) reported results for the third quarter ended September 30, 2011.

For the third quarter of 2011, the company reported income from operations of $18.2 million, as compared to $14.6 million for the third quarter of 2010.

Net income for the third quarter of 2011 was $14.5 million versus $10.0 million for the comparable period of 2010. On a fully diluted basis, net income per common share for the third quarter of 2011 was $0.25 as compared to $0.18 for the comparable quarter of 2010. Results for the third quarter of 2011 included $2.8 million of income due to the reversal of an uncertain tax position liability. Results for the third quarter of 2010 included $0.8 million of income, primarily from the reversal of a valuation allowance on foreign tax credits.

Net sales for the third quarter of 2011 were $143.6 million versus third quarter 2010 sales of $124.4 million, an increase of 15.5%. Currency translation had a $5.1 million positive impact on sales for the third quarter of 2011 due to the weaker U.S. dollar.

For the third quarter of 2011, sales of Activated Carbon and Service increased by 18.2%, as compared to the third quarter of 2010. Sales increased versus the comparable quarter of 2010 in five of the company’s six market segments with the largest increases in potable water (including supply of a large quantity of activated carbon for a new treatment facility), wastewater, and environmental air treatment. These increases were due primarily to higher demand for activated carbon products and services and were partially offset by lower demand for activated carbon products in the food market.

Equipment sales declined 4.5% versus the third quarter of 2010, due to lower revenue from traditional carbon adsorption equipment. The substantial increase in revenue for UV systems in the third quarter of 2011 did not offset this decline. An 11.0% decline in Consumer sales for the third quarter of 2011 was due to lower sales of PreZerve® products. The company had previously disclosed that it was discontinuing that product line.

Net sales less the cost of products sold as a percentage of net sales was 33.8% for the third quarter of 2011 versus 33.7% for the third quarter of 2010.

Selling, administrative and research expenses for the third quarter of 2011 were $24.0 million as compared to $21.8 million for the third quarter of 2010. Selling, administrative and research expenses as a percentage of revenue were 16.7% for the third quarter of 2011 versus 17.5% for the comparable quarter in 2010.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Net sales for the nine months ended September 30, 2011 were $403.3 million, a $52.4 million, or a 14.9%, increase over the comparable period of 2010. Of this increase, $17.9 million is attributable to an additional three months of Calgon Carbon Japan net revenue, since its results were fully consolidated on April 1, 2010.

Net income for the nine months ended September 30, 2011, was $34.3 million versus $22.3 million for the comparable period of 2010. Results for the nine months ended September 30, 2011, included the previously noted tax adjustment as well as a $1.3 million reduction in the estimate to complete a remediation project at one of the company’s plants. Results for the nine months ended September 30, 2010, included a $2.7 million gain on acquisitions and an $11.5 million litigation contingency charge.

Fully diluted net income per common share for the nine months ended September 30, 2011, was $0.60 as compared to $0.39 for the comparable period of 2010.

Commenting on the results, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “Our company’s performance for the third quarter was solid, despite the challenges of rising raw material costs and aggressive competition for sales of activated carbon in certain market segments. Activity in the ballast water treatment market, both sales and level of inquiries, continued to be strong, and we are very pleased with our position in this burgeoning market.”

“The completion of our 2011 reactivation expansion initiatives should have a positive impact on results in the short term. The continued pursuit of other growth opportunities, in conjunction with our recurring base business, should drive improvement in Calgon Carbon’s performance over time.”

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net Sales	$143,594	$124,371	$403,272	$350,872

Cost of Products Sold	95,030	82,442	268,883	228,745

Depreciation and Amortization	6,127	5,491	17,322	15,829

Selling, Administrative & Research	24,010	21,802	68,841	63,497

Environmental and Litigation Contingencies	199	-	(757)	11,500

	125,366	109,735	354,289	319,571

Income from Operations	18,228	14,636	48,983	31,301

Interest - Net	204	(20)	307	90

Gain on Acquisitions	-	-	-	2,666

Other Expense - Net	(255)	(710)	(491)	(1,185)

Income From Operations Before Income Tax and Equity in Income from Equity Investments	18,177	13,906	48,799	32,872

Income Tax Provision	3,662	3,954	14,516	10,640

Income from Operations Before Equity in Income from Equity Investments	14,515	9,952	34,283	22,232

Equity in Income from Equity Investments	-	-	-	112

Net Income	$14,515	$9,952	$34,283	$22,344

Net Income per Common Share
Basic	$.26	$.18	$.61	$.40

Diluted	$.25	$.18	$.60	$.39

Weighted Average Shares Outstanding (Thousands)
Basic	56,275	55,904	56,196	55,815

Diluted	56,983	56,686	56,977	56,720

Calgon Carbon Corporation

Segment Data:

Segment Sales	3Q11	3Q10	YTD 2011	YTD 2010

Activated Carbon and Service	130,016	110,000	364,422	310,834
Equipment	11,563	12,106	32,361	33,395
Consumer	2,015	2,265	6,489	6,643

Total Sales (thousands)	$ 143,594	$ 124,371	$ 403,272	$ 350,872

Segment
Operating Income (loss)*	3Q11	3Q10	YTD 2011	YTD 2010

Activated Carbon and Service	25,682	19,177	69,639	46,139
Equipment	(677)	949	(1,543)	877
Consumer	(650)	1	(1,791)	114

Income from Operations (thousands)	$ 24,355	$ 20,127	$ 66,305	$ 47,130

*Before depreciation and amortization. The 2011 quarter and year to date periods include a $0.6 million and $1.9 million charge related to the PreZerve product line in the Consumer Segment. The year to date period also includes a $1.3 million reduction in an environmental liability in the Activated Carbon and Service segment. The 2010 year to date period for the Activated Carbon and Service segment includes a charge of $11.5 million related to a litigation contingency.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010

Assets

Current assets:

Cash and cash equivalents	$11,958	$33,992

Restricted cash	1,180	1,173

Receivables	99,839	94,354

Inventories	112,751	101,693

Other current assets	39,567	40,836

Total current assets	265,295	272,048

Property, plant and equipment, net	223,540	186,834

Other assets	41,618	42,681

Total assets	$530,453	$501,563

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$24,916	$21,442

Current portion of long-term debt	3,142	3,203

Other current liabilities	72,349	80,529

Total current liabilities	100,407	105,174

Long-term debt	1,899	3,721

Other liabilities	45,122	49,430

Total liabilities	147,428	158,325

Redeemable non-controlling interest	-	274

Total shareholders' equity	383,025	342,964

Total liabilities and shareholders' equity	$530,453	$501,563

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
www.calgoncarbon.com